Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration Statement No. 333-287493

January 8, 2026

PROSPECTUS SUPPLEMENT NO. 6

MOBIX LABS, INC.

Up to 15,373,309 SHARES OF CLASS A COMMON STOCK

This prospectus supplement amends the prospectus dated August 11, 2025 (as supplemented to date, the “Prospectus”) of Mobix Labs, Inc. a Delaware corporation (the “Company”), which forms a part of the Company’s Registration Statement on Form S-1, as amended (No. 333-287493). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the following information: (i) the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 6, 2026 and (ii) the Company’s Current Report on Form 8-K, filed with the SEC on January 7, 2026, as set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of our Class A Common Stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “MOBX”. On January 6, 2026, the closing price of our Class A Common Stock was $0.1965.

Investing in the Company’s Class A Common Stock involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is January 8, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2026

MOBIX LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40621	98-1591717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Venture, Suite 220 Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 808-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	MOBX	Nasdaq Capital Market
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	MOBXW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On January 5, 2026, Mobix Labs, Inc., a Delaware corporation (the “Company”) issued a press release announcing the launch of its public offering of common stock (the “Offering”). A copy of the press release is filed herewith as Exhibit 99.1 and is hereby incorporated by reference.

On January 6, 2026, the Company announced the pricing of the Offering. A copy of the press release is filed herewith as Exhibit 99.2 and incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description
99.1	Press release issued by Mobix Labs, Inc. on January 5, 2026.
99.2	Press release issued by Mobix Labs, Inc. on January 6, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mobix Labs, Inc.

Dated: January 6, 2026	/s/ Keyvan Samini
Keyvan Samini
President and Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2026

MOBIX LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40621	98-1591717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Venture, Suite 220 Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 808-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	MOBX	Nasdaq Capital Market
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	MOBXW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 6, 2026, Mobix Labs, Inc., a Delaware corporation (the “Company”) entered into certain securities purchase agreements (the “Purchase Agreements”) with the investors listed on the signature pages thereto, relating to a public offering of 30,000,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.00001 per share (the “Common Stock”), at a price to the public of $0.20 per share (the “Offering”).

In connection with the Offering, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with D. Boral Capital LLC (the “Placement Agent”). Pursuant to the Placement Agency Agreement, the Company has agreed to pay the Placement Agent a cash placement fee equal to 8.0% of the aggregate gross proceeds raised in the Offering. Subject to certain conditions, the Company has also agreed to reimburse the Placement Agent up to 1.0% of the gross proceeds raised in the Offering for non-accountable expenses and up to $100,000 for fees and expenses of legal counsel and other out-of-pocket expenses of the Placement Agent in connection with the Offering. The Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments that the Placement Agent may be required to make in respect of those liabilities.

The net proceeds to the Company from the Offering were approximately $5,135,000, after deducting placement agent fees and commissions and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for working capital and other general corporate purposes.

The Offering was made pursuant to the effective registration statement on Form S-3 (File No. 333-284351) that was filed by the Company with the Securities and Exchange Commission (the “SEC”) on January 17, 2025, and declared effective by the SEC on January 24, 2025 (the “Registration Statement”), including the base prospectus contained therein, a preliminary prospectus supplement, dated January 5, 2026, filed with the SEC pursuant to Rule 424(b) under the Securities Act, and a final prospectus supplement, dated January 6, 2026 to be filed with the SEC pursuant to Rule 424(b) under the Securities Act.

In the Purchase Agreements, the Company agreed, subject to certain exceptions, (i) not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or file any registration statement or prospectus, or any amendment or supplement thereto from the date of the Purchase Agreements until 30 days after the closing date and (ii) not to effect or enter into an agreement to effect any issuance of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock involving a variable rate transaction (as defined in the Purchase Agreement), from the date of the Purchase Agreements until 60 days after the closing date. Additionally each of the Company’s executive officers and directors have entered into a lock-up agreement (the “Lock-Up Agreement”) pursuant to which each have agreed, subject to certain exceptions set forth therein, not to sell or transfer any of the Company securities which they hold during the 30-day period following the closing date of the Offering.

Each of the Placement Agency Agreement and the Purchase Agreements contain customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the purchasers, including for liabilities arising under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreements and the Placement Agency Agreement were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the material terms of the Placement Agency Agreement, Purchase Agreements, and Lock-Up Agreement is not complete and is qualified in its entirety by reference to the full text of the form of Placement Agency Agreement, the form of Purchase Agreements, and the form of the Lock-Up Agreement, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this report and are incorporated herein by reference.

A copy of the legal opinion and consent of Greenberg Traurig, LLP relating to the legality of the issuance and sale of the Shares is filed as Exhibit 5.1 to this report.

This report shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description
5.1	Opinion of Greenberg Traurig, LLP as to the validity of the Shares of Mobix Labs, Inc.
10.1	Form of Placement Agency Agreement
10.2	Form of Purchase Agreement
10.3	Form of Lock-Up Agreement
23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mobix Labs, Inc.

Dated: January 7, 2026	/s/ Keyvan Samini
Keyvan Samini
President and Chief Financial Officer